Exhibit 99.1

May 10, 2006

News Release

Source: EnXnet, Inc.

Corporate Disk Institutes Extensive Marketing And Distribution In The United States For EnXnet's Dual Sided DVD/CD

Tulsa, OK, May 10, 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce Corporate Disk Company out of Chicago, Illinois plans a large scale marketing effort for EnXnet's DVDPlus(c) dual sided DVD/CD in the United States. Movie, music and other media rich content businesses and organizations will now have the ability to make video presentations on one side of a disc with audio content on the other side.

Founded 22 years ago, Corporate Disk Company's modern manufacturing facility is centrally located near Chicago. They have a large, highly experienced staff that has successfully managed thousands of digital media projects. With DVDPlus(c) Corporate Disk Company can now provide "One Stop" replication of DVD and CD content on to a single disc.

Bill Mahoney, President of CDC said, "CDC is preparing a major new marketing effort of the DVDPlus(c), both to its extensive existing customer base and to new customers. We anticipate that this product will be well accepted in the marketplace due to its unique qualities and great flexibility."

Ryan Corley, CEO of EnXnet, Inc., stated, "We are very pleased to have a well respected organization such as Corporate Disk leading this new marketing and distribution effort for DVDPlus(c)."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or

For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
or

Corporate Disk Company
Bill Mahoney, President/CEO
815-331-6000 Ext. 238
wmahoney@disk.com
www.disk.com
DVD+ url:
http://www.disk.com/html/dvd/onedisc.htm